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                                                                       Exhibit C

                                                              September 30, 1997
Teligent, L.L.C.
ll Canal Center Plaza, Suite 300
Alexandria, VA 22314
Attn.: Mr. Laurence E. Harris

Gentlemen:



                   This letter is being delivered in connection with that certain Securities Purchase Agreement dated the date hereof between you, the undersigned and the other parties thereto (the "Agreement"). The undersigned agrees that, in connection with your initial Public Offering (as such term is defined in the Agreement), subject to all of your current equity holders entering into agreements similar to that of the undersigned, in consideration of the underwriters (the "Underwriters") of the Public Offering agreeing to enter into and perform their obligations pursuant to the underwriting agreement with respect to the Public Offering, without the prior written consent of the representative of the Underwriters, the undersigned will not register for sale or sell or otherwise transfer, except in private transactions with affiliates who agree to be bound by this agreement, any of your equity securities for a period commencing on the date of the commencement of the Public Offering and ending on the date which is the earlier to occur of (a) the date requested by the Underwriters of the undersigned and (b) 180 days after the date of the commencement of the Public Offering; provided that selling securities convertible or exchangeable into your equity securities, or entering into a swap or other arrangement that transfers the economic consequences of ownership of your equity securities, shall constitute a sale of your equity securities; and provided that this agreement shall apply to equity securities of Teligent, Inc..

                                   Very truly yours,

                                   NIPPON TELEGRAPH AND
                                   TELEPHONE CORPORATION

                                   By:      /s/ Jun-ichiro Miyazu
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